Exhibit 99(a)
FOR IMMEDIATE RELEASE
Regeneron Announces Positive Primary Endpoint Results from a Phase 2 Study of VEGF Trap-Eye in
Age-related Macular Degeneration
Data presented at Retina Society Conference in Boston
Tarrytown, NY (October 1, 2007) — Regeneron Pharmaceuticals, Inc. (Nasdaq: REGN) and development partner, Bayer HealthCare AG (NYSE:BAY) of Leverkusen, Germany, today announced positive results from the full analysis of the primary 12-week endpoint of a Phase 2 study evaluating the VEGF Trap-Eye in the neovascular form of age-related macular degeneration (wet AMD). The VEGF Trap-Eye met the primary study endpoint of a statistically significant reduction in retinal thickness, a measure of disease activity, after 12 weeks of treatment compared with baseline (all five dose groups combined, mean decrease of 119 microns, p<0.0001). The mean change from baseline in visual acuity, a key secondary endpoint of the study, also demonstrated statistically significant improvement (all groups combined, increase of 5.7 letters, p<0.0001). Preliminary analyses at 16 weeks showed that the VEGF Trap-Eye, dosed monthly, achieved a mean gain in visual acuity of 9.3 to 10 letters (for the 0.5 and 2 mg dose groups, respectively). In additional exploratory analyses, the VEGF Trap-Eye, dosed monthly, reduced the proportion of patients with vision of 20/200 or worse (a generally accepted definition for legal blindness) from 14.3 percent at baseline to 1.6 percent at week 16; the proportion of patients with vision of 20/40 or better (part of the legal minimum requirement for an unrestricted driver’s license in the U.S.) was likewise increased from 19.0 percent at baseline to 49.2 percent at 16 weeks. These findings were presented at the Retina Society Conference in Boston, MA. The data reported at the meeting are available on the Regeneron website (www.regeneron.com on the Events Page, under the Investor Relations heading).
In this double-masked, prospective, randomized, multi-center Phase 2 trial, 157 patients were randomized to five groups and treated with the VEGF Trap-Eye in one eye. Two groups received monthly doses of 0.5 or 2.0 milligrams (mg) of VEGF Trap-Eye and three groups received quarterly doses of 0.5, 2.0, or 4.0 mg of VEGF Trap-Eye (at baseline and week 12). Patients were monitored for safety, retinal thickness, and visual acuity. All five dose groups showed an improvement in retinal thickness and an increase in mean letters read versus baseline at all time points through week 12. There were no drug-related ocular or systemic serious adverse events (SAE) reported. Treatment with the VEGF Trap-Eye was generally well tolerated. The most common adverse events were those typically associated with intravitreal injections.
Preliminary week 16 results showed that retinal thickness for all groups combined continued to improve with a mean decrease of 159 microns versus baseline (p<0.0001). The mean change from baseline in visual acuity also continued to improve (all groups combined, increase of 6.6 letters versus baseline, p<0.0001). Patients receiving monthly doses of the VEGF Trap-Eye, either 0.5 or 2 mg, achieved mean decreases in retinal thickness of 160 and 183 microns, respectively, and mean improvements in visual acuity of 9.3 and 10 letters, respectively, at week 16. While quarterly dosing improved retinal thickness and visual acuity versus baseline at 12 and 16 weeks, the effect was not as robust as with monthly dosing. A single 2-mg dose maintained similar effect on visual acuity as 2 mg dosed monthly out to eight weeks (5.8 vs. 6.2 letters gained at 8 weeks, respectively). The table below summarizes preliminary 16-week results for patients in each dosing arm of the study.
“We are particularly encouraged by the decrease, following monthly treatment, in the proportion of patients with vision at the legally blind level of 20/200 or worse, as well as the proportion of patients whose vision improved to 20/40 or better,” said George D. Yancopoulos, M.D., Ph.D., President of Regeneron Research Laboratories. “Our large Phase 3 program will help us determine the full impact of the VEGF Trap-Eye on visual acuity in these patient populations with significant unmet clinical needs.”
“These results reaffirm the decision to study both the 0.5 mg and 2 mg monthly doses in the Phase 3 program,” stated Jeffrey Heier, M.D., a clinical ophthalmologist at Ophthalmic Consultants of Boston, a primary investigator in the Phase 2 study, and chair of the steering committee for the Phase 3 VIEW 1 trial. “The quarterly dosing arms seemed to sustain their effect on visual acuity out to eight weeks, providing the rationale for exploring an eight-week dosing schedule in the Phase 3 program. Further improvement in visual acuity and dosing convenience continue to represent major unmet medical needs in the treatment of wet AMD.”

VEGF Trap	0.5 mg	2 mg	0.5 mg	2 mg	4 mg
Dose:	q4wk	q4wk	q12wk	q12wk	q12wk
	(n=32)	(n=31)	(n=32)	(n=31)	(n=31)
Retinal thickness (mean decrease in microns) at 16 wks	160	183	135	107	210
Visual acuity (mean letters gained) at 16 wks	9.3	10.0	5.6	4.3	3.9
% of patients who gained 15 or more letters at 16 wks	25%	39%	22%	19%	10%
% of patients with 20/40 vision or better:
-At Baseline	16%	23%	22%	10%	16%
-At Week 16	44%	55%	31%	36%	32%
% of patients with 20/200 vision or less:
-At Baseline	19%	10%	9%	7%	19%
-At Week 16	3%	0%	13%	7%	13%
About the Phase 3 Program in Wet AMD
Regeneron and Bayer HealthCare AG initiated a Phase 3 global development program for the VEGF Trap-Eye in wet AMD in August of this year. In the first Phase 3 trial, the companies will evaluate the VEGF Trap-Eye using four- and eight-week dosing intervals in direct comparison with ranibizumab (Lucentis®, a registered trademark of Genentech, Inc.) administered every four weeks according to its label. The Phase 3 wet AMD study is currently being enrolled. The companies are collaborating on the global development of the VEGF Trap-Eye for the treatment of wet AMD, diabetic eye diseases, and other eye diseases and disorders. Bayer HealthCare will market the VEGF Trap-Eye outside the United States, where the companies will share equally in profits from any future sales of the VEGF Trap-Eye. Regeneron maintains exclusive rights in the United States.

About the VEGF Trap-Eye
Vascular endothelial growth factor (VEGF) is a naturally occurring protein in the body whose normal role is to trigger formation of new blood vessels (angiogenesis) to support the growth of the body’s tissues and organs. It has also been associated with the abnormal growth and fragility of new blood vessels in the eye, which lead to the development of wet AMD. The VEGF Trap-Eye is a fully human, soluble VEGF receptor fusion protein that binds all forms of VEGF-A along with the related placental growth factor (PlGF). The VEGF Trap-Eye is a specific and highly potent blocker of these growth factors. Blockade of VEGF, which can prevent abnormal blood vessel formation and vascular leak, has proven beneficial in the treatment of wet AMD and a VEGF inhibitor, ranibizumab, has been approved for treatment of patients with this condition.
About Wet AMD
Age-related macular degeneration (AMD) is a leading cause of acquired blindness. Macular degeneration is diagnosed as either dry (nonexudative) or wet (exudative). In wet AMD, new blood vessels grow beneath the retina and leak blood and fluid. This leakage causes disruption and dysfunction of the retina creating blind spots in central vision, and it can account for blindness in wet AMD patients. Wet AMD is the leading cause of blindness for people over the age of 65 in the U.S. and Europe.
About Regeneron Pharmaceuticals
Regeneron is a biopharmaceutical company that discovers, develops, and intends to commercialize therapeutic medicines for the treatment of serious medical conditions. Regeneron has therapeutic candidates for the potential treatment of cancer, eye diseases, and inflammatory diseases and has preclinical programs in other diseases and disorders. Additional information about Regeneron and recent news releases are available on Regeneron’s worldwide web site at www.regeneron.com
Forward Looking Statement — Regeneron
This news release discusses historical information and includes forward-looking statements about Regeneron and its products, programs, finances, and business, all of which involve a number of risks and uncertainties, such as risks associated with preclinical and clinical development of our drug candidates, determinations by regulatory and administrative governmental authorities which may delay or restrict our ability to continue to develop or commercialize our drug candidates, competing drugs that are superior to our product candidates, unanticipated expenses, the availability and cost of capital, the costs of developing, producing, and selling products, the potential for any collaboration agreement, including our agreements with the sanofi-aventis Group and Bayer HealthCare, to be canceled or to terminate without any product success, risks associated with third party intellectual property, and other material risks. A more complete description of these and other material risks can be found in Regeneron’s filings with the United States Securities and Exchange Commission (SEC), including its Form 10-Q for the quarter ended June 30, 2007. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise unless required by law.
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Contact Information:
Charles Poole	Laura Lindsay
Investor Relations	Corporate Communications
914.345.7640	914.345.7800
charles.poole@regeneron.com	laura.lindsay@regeneron.com

Lauren Tortorete
Media Relations
212.845.5609
ltortorete@biosector2.com